UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/22/2006

Cambridge Display Technology, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51079

Delaware	13-4085264
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

c/o Cambridge Display Technology Limited
2020 Cambourne Business Park
Cambourne
CB23 6DW
(Address of principal executive offices, including zip code)

011 44 1954 713600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

In connection with the return of Dr. Scott Brown to the United Kingdom, as described below, Cambridge Display Technology Limited, a subsidiary of Cambridge Display Technology, Inc. (collectively, the "Company") and Dr. Brown have entered into a Termination of Assignment Letter, dated November 22, 2006 (the "Termination Letter"), which supplements the terms of the Company's employment agreement with Dr. Brown, dated March 28, 2002 (filed as Exhibit 10.32 to the Company's Annual Report of Form 10-K for the year ended December 31, 2005).

Under the terms of the Termination Letter, Dr. Brown's salary will remain unchanged, he will be paid a pro-rated assignment bonus of GBP 41,667 (or $79,042 at an exchange rate of 1.897 dollars to 1 pound sterling as published in the Financial Times of London for November 22, 2006) and certain shares due to Dr. Brown under the Company's Special Bonus Plan will vest in accordance with the original terms. In addition, Dr. Brown will be reimbursed up to GBP 7,500 (or $14,228 at the exchange rate described above) for the preparation of tax returns and GBP 6,250 (or $11,856 at the exchange rate described above) for moving expenses.

The foregoing summary of the material terms is qualified in its entirety by reference to the Termination Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02.    Termination of a Material Definitive Agreement

After relocating to Japan for 16 months to successfully help launch Sumation, the joint venture between Cambridge Display Technology Limited and Sumitomo Chemical, the Assignment Letter to Dr. Brown, dated August 23, 2005, will terminate effective December 16, 2006. Dr. Brown will continue to serve as the Company's Vice President, Research and Technology, and as Executive Vice President for Sumation, based in the United Kingdom.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1 - Termination of Assignment Letter between Cambridge Display Technology Limited and Dr. Brown, dated November 22, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cambridge Display Technology, Inc.

Date: November 28, 2006	By:	/s/ Michael Black
Michael Black
Vice President, Finance

Exhibit Index

Exhibit No.	Description
EX-10.1	Termination of assignment letter